SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 18, 2004

Date of report (Date of earliest event reported)

Security Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7921	13-3003070
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eight Greenwich Office Park, Third Floor, Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

203-625-0770

(Registrant’s telephone number, including area code)

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On October 19, 2004, Security Capital Corporation announced that it has received a letter (the “Increased Offer Letter”) from Brian D. Fitzgerald making a revised offer on behalf of himself, CP Acquisition, L.P. No. 1, Security Capital Corporation’s majority stockholder, and certain of their respective affiliates to acquire all of the outstanding shares of capital stock of Security Capital Corporation not owned by them at a price per share of $10.60.  The revised offer described above increases the price from their $9.65 per share offer announced on August 16, 2004.  The full text of the Increased Offer Letter is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

There is no assurance that a definitive merger agreement between the parties will be executed, or if executed, that the proposed transaction will be consummated.

Security Capital Corporation also announced that the Special Committee of the Board of Directors of Security Capital Corporation, in conjunction with its independent investment bank and independent legal counsel, will be considering the offer.

As announced on September 10, 2004, Security Capital Corporation has also received a letter from members of the senior management of an indirect subsidiary of Security Capital Corporation, CompManagement, Inc., making an offer to acquire all of the outstanding shares of capital stock of Security Capital Corporation at a price per share of $10.50.

Security Capital Corporation further announced that it has prepaid the remaining $15 million outstanding principal amount on the $30 million senior subordinated promissory note issued to a mezzanine lender in January 2004 due to Security Capital Corporation’s belief that, as a result of changes in the market, it can readily obtain substitute financing at a lower cost.

A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(c) Exhibits.

99.1	Offer Letter, dated October 18, 2004, from Brian D. Fitzgerald to Security Capital Corporation.

99.2	Press Release of Security Capital Corporation, dated October 19, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 19, 2004

SECURITY CAPITAL CORPORATION

By:	/s/ Brian D. Fitzgerald
Name: Brian D. Fitzgerald
Title: Chairman of the Board,
President and Chief
Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Offer Letter, dated October 18, 2004, from Brian D. Fitzgerald to Security Capital Corporation.

99.2	Press Release of Security Capital Corporation, dated October 19, 2004.